Exhibit 16.1

April 11, 2025

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street N.E.

Washington, D.C. 20549

Re: Healthcare Triangle, Inc.

File Ref. No. 001-40903

We have read the statements made by Healthcare Triangle, Inc., which we understand will be filed by the Commission, pursuant to Item 4.01 of Form 8-K, as part of Healthcare Triangle, Inc. Form 8-K report dated April 11, 2025. We agree with such statements as they pertain to our Firm in such Forms 8-K.

We have no basis to agree or disagree with any other statements of the Company contained in Item 4.01.

Sincerely,

/s/ M&K CPAS, PLLC

The Woodlands, TX